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Exhibit (d)(2)

TRILOGY®

September 19, 2005

Versata, Inc.
300 Lakeside Drive
Suite 1500
Oakland, CA 94612-3534

Attn:	Mr. Will Fredrick Chief Financial Officer

CONFIDENTIALITY AGREEMENT

        In connection with our interest in a potential negoatiated business combination transaction (the "Transaction") involving Versata, Inc. (the "Company"), we have requested that you or your representatives furnish us or our representatives with certain information relating to the Company or the Transaction. All such information (whether written or oral) furnished (whether before or after the date hereof) by you or the Company's directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents (collectively, "your Representatives") to us or our directors, officers, employees, affiliates, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents or our potential sources of financing for the Transaction (collectively, "our Representatives") and all analyses, compilations, forecasts, studies or other documents prepared by us or our Representatives in connection with our or their review of, or our interest in, the Transaction which contain or reflect any such information is hereinafter referred to as the "Information". The term Information will not, however, include information which (i) is or becomes publicly available other than as a result of a disclosure by us or our Representatives or (ii) is or becomes available to us on a nonconfidential basis from a source which, to the best of our knowledge after due inquiry, is not prohibited from disclosing such information to us by a legal, contractual or fiduciary obligation to you or (iii) is independently discovered or developed by us without use of the Information or (iv) is already known by us without any obligation of confidentiality prior to obtaining the Information from you.

        Accordingly, we hereby agree that:

1.
We and our Representatives (i) will keep the Information confidential and will not (except as required by applicable law, regulation or legal process, and only after compliance with paragraph 3 below), without your prior written consent, disclose any Information in any manner whatsoever, and (ii) will not use any Information other than in connection with the Transaction; provided, however, that we may reveal the Information to our Representatives (a) who need to know the Information for the purpose of evaluating the Transaction, (b) who are informed by us of the confidential nature of the Information and (c) who agree to act in accordance with the terms of this letter agreement. We will cause our Representatives to observe the terms of this letter agreement, and we will be responsible for action or omission by any of our Representatives that would, if taken by us, constitute a breach of this letter agreement.

2.
We and our Representatives will not (except as required by applicable law, regulation or legal process, and only after compliance with paragraph 3 below), without your prior written consent, disclose to any person (i) that the Information exists or has been made available, (ii) that we are considering the Transaction or any other transaction involving the Company, (iii) that discussions or negotiations are taking or have taken place concerning the Transaction or any other transaction involving the Company, or (iv) any term, condition or other fact relating to the Transaction including, without limitation, the status thereof. We agree that neither we nor our Representatives will take any action or cause any action to be taken that is reasonably likely to create a legal obligation for you or us to make a public announcement regarding items (i)-(iv) of the immediately preceding sentence or any other Information.

3.
In the event that we or any of our Representatives are requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Information, we will notify you promptly so that you may see a protective order or other appropriate remedy or, in your sole discretion, waive compliance with the terms of this letter agreement. In the event that no such protective order or other remedy is obtained, or that the Company waives compliance with the terms of this letter agreement, we will furnish only that portion of the Information which we are advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Information.

4.
If we determine not to proceed with the Transaction, we will promptly inform Seven Hills Partners LLC ("Seven Hills") of that decision and, in that case, or at any time upon request of the Company or any of your Representatives, we will either promptly destroy or deliver to the Company all copies of the written Information in our or our Representatives' possession and confirm any such destruction to you in writing. Notwithstanding such return or destruction, all will continue to be subject to the terms of this letter agreement.

5.
We agree that, for a period of two years from the date of this letter agreement, we will not, directly or indirectly, solicit for employment any employee of the Company or any of its subsidiaries with whom we have had contact or who became known to us in connection with our consideration of the Transaction; provided, however, that the foregoing provision will not prevent us from utilizing non-directed newspaper or internet help wanted advertisements.

6.
We agree that all (i) communications regarding the Transaction, (ii) requests for additional information, facility tours or management meetings and (iii) discussions or questions regarding procedures with respect to the Transaction, will be first submitted or directed to Seven Hills and not to the Company. We acknowledge and agree that (a) you and your Representatives are free to conduct the process leading up to a possible Transaction as you and your Representatives, in your sole discretion, determine (including, without limitation, by negotiating with any prospective buyer and entering into a preliminary or definitive agreement without prior notice to us or any other person), (b) you reserve the right, in your sole discretion, to change the procedures relating to your consideration of the Transaction at any time without prior notice to us or any other person, to reject any and all proposals made by us or any of our Representatives with regard to the Transaction, and to terminate discussions and negotiations with us at any time and for any reason and (c) unless and until a written definitive agreement concerning the Transaction has been executed and delivered, neither you nor any of your Representatives will have any liability to us with respect to the Transaction, whether by virtue of this letter agreement, any other written or oral expression with respect to the Transaction or otherwise.

7.
We acknowledge that remedies at law may be inadequate to protect you against any actual or threatened breach of this letter agreement by us or by our Representatives, and, without prejudice to any other rights and remedies otherwise available to you, we agree to the granting of injunctive relief in your favor without proof of actual damage. In the event of litigation relating to this letter agreement, if a court of competent jurisdiction determines in a final, nonappealable order that this letter agreement has been breached by us or by our Representatives, then we will reimburse the Company for its costs and expenses (including, without limitation, legal fees and expenses) incurred in connection with all such litigation.

8.
We agree that no failure or delay by you in exercising any right, power or privilege hereunder will operate as a waive thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

9.
This letter agreement will be governed by and construed in accordance with the laws of the State of California applicable to contracts between residents of that State and executed in and to be performed in that State, without giving effect to principles of conflicts of law.

10.
This letter agreement shall govern all Information received during the period from the date of this agreement to the date on which either party receives from the other written notice that subsequent communications shall not be so governed. Our obligations of confidentiality under paragraphs 1 and 2 of this letter agreement shall expire five years from the date of this letter agreement.

11.
Any notice required to be given under this letter agreement shall be deemed received upon personal delivery, overnight courier or confirmed facsimile deliver.

12.
This letter agreement contains the entire agreement between you and us concerning the confidentiality of the Information and supersedes all prior written and oral communications and agreements relating to the subject matter hereof. No modifications of this letter agreement or waiver of the terms and conditions hereof will be binding upon you or us unless approved in writing by each of you and us.

Very truly yours,
TRILOGY, INC.
By:	/s/ SEAN FULLER
Name:	Sean Fuller
Title:	VP Finance
Acknowledged and Agreed:
Versata, Inc.
By:	/s/ WILLIAM FREDERICK
Name:	William Frederick
Title:	CFO

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CONFIDENTIALITY AGREEMENT